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                                                                   EXHIBIT 99.1

                                                 Contact:         Suki Shattuck
                                                                          eToys
                                                                   310.664.8356
                                                            sshattuck@etoys.com


                        eTOYS ANNOUNCES $150 MILLION PRIVATE
                           PLACEMENT OF CONVERTIBLE DEBT


SANTA MONICA, Calif., December 1, 1999 - eToys Inc. (Nasdaq: ETYS), today announced that it has agreed to make a private placement of $150 million principal amount of 6.25% Convertible Subordinated Notes due December 1, 2004 through a Rule 144A offering. The notes are non-callable for three years and convertible into shares of eToys Inc. common stock at a rate of 13.5323 shares of eToys Inc. common stock for each $1,000 principal amount of notes, subject to adjustment in certain circumstances. This is equivalent to a conversion price of approximately $73.8975 per share.

Net proceeds will be used for working capital and general corporate purposes. A portion of net proceeds may be used to fund acquisitions of complementary businesses, products or technologies.

The notes have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.